Exhibit 99.1

KANBAY INTERNATIONAL, INC. ANNOUNCES
PRICING OF COMMON STOCK OFFERING

ROSEMONT, Ill., December 8 – Kanbay International, Inc. (Nasdaq: KBAY) today announced the pricing of a public offering of 5,000,000 shares of common stock, which are being offered on behalf of certain selling stockholders, at a public offering price of $26.50 per share.  In addition, certain selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares to cover over-allotments, if any.  Kanbay will not receive any proceeds from the offering.

UBS Securities LLC is acting as the sole book-running manager of the offering.  Robert W. Baird & Co. and Janney Montgomery Scott LLC are acting as co-managers.  The offering is being made only by means of a prospectus, copies of which may be obtained from UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, NY 10171.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Kanbay

Founded in 1989, Kanbay International, Inc. (Nasdaq: KBAY) is a global IT services firm focused on the financial services industry.  With over 3,600 employees, Kanbay provides its services primarily to credit services companies, banking institutions, capital markets firms, and insurance companies.  The company uses a global delivery model to provide application development, maintenance and support, software package selection and integration, business process and technology advice, network and system security, and specialized services.  Kanbay is a CMM Level 5 assessed company headquartered in greater Chicago with offices in the U.S., Canada, U.K., Australia, Hong Kong, Japan, Singapore, and India.